Exhibit 99.2

Parent of CFBank,  NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	July 27, 2020
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CENTRAL FEDERAL CORPORATION OFFICIALLY CHANGES NAME TO CF BANKSHARES INC.

Columbus, Ohio – July 27, 2020 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced that it has changed its corporate name and will now be known as CF Bankshares Inc.  The Company’s NASDAQ ticker symbol CFBK will remain the same. The Company made the decision to change its name in order to strengthen the association and alignment with its subsidiary bank, CFBank.  The Company believes that the new name will improve name and brand recognition and better align with the Company’s and CFBank’s current values: teamwork, integrity, hustle, efficiency, and growth. CFBank is a boutique Commercial bank in Ohio that prioritizes its clients' needs and offers premier concierge banking services in order to assist its clients in surpassing their financial goals.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc., formerly known as Central Federal Corporation, is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a boutique Commercial bank headquartered in Columbus, Ohio. CFBank has focused on bettering the Ohio economy and serving the financial needs of closely held businesses since 1892. Over a century has passed, and yet, our focus remains the same: guide fellow Ohioans to financial stability and success with agility, ease, and care. CFBank grew from a Federal Savings Association to a National Bank in December of 2016. As CFBank has expanded, we’ve maintained our penchant for individualized service and direct customer access to decision makers. CFBank now has locations in four major metro Ohio markets - Columbus, Cleveland, Cincinnati, and Akron, as well as branch locations in Columbiana Country (two locations).  In every location, CFBank provides commercial loans and leases, commercial and residential real estate loans and treasury management depository services, corporate treasury management, residential lending, and full service retail banking services and products. In addition, CFBank also has a national residential lending platform.  CFBank is also glad to offer its clients the convenience of online internet banking, mobile banking, and remote deposit.

Additional information about the Company and CFBank is available at www.CFBankOnline.com